Registration No. ________

                         As filed with the Securities and Exchange
                                      Commission on July 25, 1996

                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549



                             FORM S-8

                      REGISTRATION STATEMENT
                              UNDER
                    THE SECURITIES ACT OF 1933



                    First Mutual Bancorp, Inc.
    (Exact Name of Registrant as Specified in its Charter)
    Delaware                                     37-1339075
 (State of Incorporation)         (IRS Employer Identification No.)

                       135 East Main Street
                     Decatur, Illinois  62525
              (Address of Principal Executive Offices)



                    First Mutual Bancorp, Inc.
                      1996 Stock Option Plan


                    First Mutual Bancorp, Inc.
               1996 Recognition and Retention Plan
                    (Full Title of the Plans)

                            Copies to:
            Paul K. Reynolds          Robert B. Pomerenk, Esquire
          President and Chief        Luse Lehman Gorman Pomerenk &
            Executive Officer                    Schick
        First Mutual Bancorp, Inc.   A Professional Corporation
          135 East Main Street    5335 Wisconsin Ave., N.W., #400
        Decatur, Illinois  62525       Washington, D.C.  20015
            (217) 429-2306                  (202) 274-2000

          (Name, Address and Telephone
           Number of Agent for Service)



    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415
under the Securities Act of 1933 check the following box.   [X]

Total Number of Pages 31               Exhibit Index on Page 6

                 CALCULATION OF REGISTRATION FEE

  Title of                      Proposed         Proposed
 Securities       Amount         Maximum          Maximum       Amount of
   to be          to be       Offering Price     Aggregate     Registration
 Registered    Registered(1)    Per Share     Offering Price        Fee
- ---------------------------------------------------------------------------
Options to
Purchase
common stock

Common Stock,
par value $.10 470,000        $11.6875(2)     $5,493,125       $1,894.19
per share       shares(3)

Common Stock,
par value $.10 188,000        $11.6875(5)     $2,197,250       $  757.68
per share       shares(4)

Total:         658,000 shares                 $7,690,375       $2,651.87

______________
(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the First Mutual Bancorp, Inc. 1996 Stock Option Plan (the "1996 Stock Option Plan") and the First Mutual Bancorp, Inc. 1996 Recognition and Retention Plan (the "1996 Recognition Plan"), as the result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock of Reliance Financial, Inc. pursuant to 17 C.F.R. Section 230.416(a).
(2) Determined by the exercise price of the options pursuant to 17 C.F.R. Section 230.457(h)(1).
(3) Represents the number of shares currently reserved for issuance pursuant to the 1996 Stock Option Plan.
(4) Represents the number of shares currently reserved for issuance pursuant to the 1996 Recognition Plan.
(5) Determined by the fair market value of the common stock as of July 23, 1996, pursuant to 17 C.F.R. Section 230.457(h)(1)

                       --------------------

     This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act of 1933 and
17 C.F.R. Section 230.462.
                                   PART I.

Item 1.  Plan Information

     This Registration Statement relates to the registration of (i) options to purchase up to 470,000 shares of common stock, par value $.10 per share (the "Common Stock"), of First Mutual Bancorp, Inc. (the "Company") pursuant to the First Mutual Bancorp, Inc. 1996 Stock Option Plan (the "1996 Stock Option Plan"), (ii) 470,000 shares of Common Stock reserved for issuance and delivery upon exercise of options under the 1996 Stock Option Plan, and (iii) 188,000 shares of Common Stock pursuant to the First Mutual Bancorp, Inc. 1996 Recognition and Retention Plan (the "1996 Recognition Plan") to be awarded to employees and directors under such plan. Documents containing the information required by Part 1 of this Registration Statement have or will be sent or given to participants in the 1996 Stock Option Plan and 1996 Recognition Plan, as appropriate, as specified by Securities Act Rule 428(b)(1). Such documents are not filed with the Securities and Exchange Commission (the "Commission" or "SEC") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 in reliance on Rule 428.

PART II.

Item 3.  Incorporation of Documents by Reference

     All documents filed by the Company pursuant to Sections 13(a) and (c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference to this registration statement and be part hereof from the date of filing of such documents. Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     The following documents filed or to be filed with the Commission are incorporated by reference in this Registration
Statement:

     (a) Registrant's Prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 on December 23, 1994 and the audited financial statements in the Registration Statement on S-1 (Commission File No. 33-87886), filed by the Company under the Securities Act of 1933 with the SEC on December 23, 1994, as amended on February 6, 1995, February 13, 1995, April 14, 1995 and April 26, 1995, and incorporated by reference to the Registration Statement on Form 8-A filed by the Company under the Securities Exchange Act of 1934 on June 2, 1995.

     (b)(1) The Registrant's Annual Report on Form 10-K for the year ended December 31, 1995, filed with the SEC on March 29, 1996.

     (b)(2) The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, filed with the SEC on May 15, 1996.

     (c) The description of the Common Stock contained in the Registration Statement on Form S-1 (Commission File No. 33-87886), filed by the Company under the Securities Act of 1933 with the SEC on December 23, 1995, as amended on February 6 and February 13, 1995, April 14, 1995 and April 26, 1995 and incorporated by reference to the Registration Statement on Form 8-A filed by Holding Company under the Securities Exchange Act of 1934 on June 2, 1995.

Item 4.  Description of Securities

     Not applicable.

Item 5.  Interests of Named Experts and Counsel

     None. Neither the named experts or counsel referenced below have an interest in the Registrant.

     The validity of the Common Stock offered hereby has been passed upon by Luse Lehman Gorman Pomerenk & Schick, A Professional Corporation, 5335 Wisconsin Avenue, N.W., Suite 400, Washington,
D.C.  20015, special counsel for the Registrant.

Item 6.  Indemnification of Directors and Officers

     Directors and officers of the Registrant are indemnified and held harmless against liability to the fullest extent permissible by the general corporation law of Delaware as it currently exists or as it may be amended, provided any such amendment provides broader indemnification provisions than currently exists. This indemnification applies to the directors who administer the 1996 Stock Option Plan and the 1996 Recognition Plan.

     The right to indemnification includes the right to be paid by the Registrant the expenses incurred in defending any such proceeding in advance of its final disposition, provided the indemnitee undertakes to repay advanced amounts if a final adjudication determines that such indemnitee is not entitled to be indemnified for such expenses. The indemnitee shall have the right to enforce his rights to indemnification or to an advancement of expenses, and the burden of proof with respect to such matters shall be on the Registrant. The Registrant may maintain liability insurance, at its expense, on certain persons to protect itself against any expense, liability or loss, whether or not the Registrant would have the power to indemnity such persons against such expense, liability or loss under Delaware General Corporation Law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 7.  Exemption From Registration Claimed.

     Not applicable.

Item 8.  List of Exhibits.

     The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8:

     4.1  First Mutual Bancorp, Inc. 1996 Stock Option Plan.

     4.2  First Mutual Bancorp, Inc. 1996 Recognition and Retention
Plan.

     5    Opinion of Luse Lehman Gorman Pomerenk & Schick, A
          Professional Corporation as to the legality of the Common Stock registered hereby.


     23.1 Consent of Luse Lehman Gorman Pomerenk & Schick, A
          Professional Corporation (contained in the opinion included as Exhibit 5).

     23.2 Consent of Crowe, Chizek and Company LLP.

Item 9.  Undertakings

     The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the Registration Statement not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the 1996 Stock Option Plan or 1996
Recognition Plan; and

     4. That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                          EXHIBIT INDEX


Exhibit Number               Description                     Page


    4.1  First Mutual Bancorp, Inc. 1996 Stock Option Plan.

    4.2  First Mutual Bancorp, Inc. 1996 Recognition and
         Retention Plan.

    5    Opinion of Luse Lehman Gorman Pomerenk &
         Schick, A Professional Corporation as to the legality of the Common Stock registered hereby.


    23.1 Consent of Luse Lehman Gorman Pomerenk & Schick,
         A Professional Corporation (contained in the opinion included as Exhibit 5).

    23.2 Consent of Crowe, Chizek and Company LLP

                            SIGNATURES


    The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Decatur, State of Illinois, on this 25th day of July, 1996.

                                  FIRST MUTUAL BANCORP, INC.



                                  By:/s/ Paul K. Reynolds
                                       Paul K. Reynolds, President
                                     and      Chief Executive
Officer
                                  (Principal Executive Officer)


                                  By:/s/ G. Lynn Brinkman
                                     G. Lynn Brinkman, Vice
                                     President, Secretary,
                                     Treasurer and Chief
                                     Financial Officer
                                  (Principal Accounting and
                                   Financial Officer)

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


/s/ C. Robert Chartain             July 25, 1996
C. Robert Chartain, Chairman of the Board
 and Director

/s/ Paul K. Reynolds               July 25, 1996
Paul K. Reynolds
Director

/s/ Richard J. Welsh               July 25, 1996
Richard J. Welsh
Director

/s/ Richard L. Jacobs              July 25, 1996
Richard L. Jacobs
Director

/s/ Glen J. Whitney                July 25, 1996
Glen J. Whitney
Director

/s/ Roy M. Ousley                  July 25, 1996
Roy M. Ousley
Director

/s/ Robert D. Nichols              July 25, 1996
Robert D. Nichols
Director